EXHIBIT 99.1

Lightbridge Provides Business Update and Announces Second Quarter 2025 Financial Results

RESTON, Va, August 11, 2025 (GLOBE NEWSWIRE) – Lightbridge Corporation (“Lightbridge” or the “Company”) (Nasdaq: LTBR), an advanced nuclear fuel technology company, announced its financial results for the second quarter ended June 30, 2025, and provided an update on the Company’s continued progress.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “The six months of 2025 marked a period of exceptional progress for Lightbridge as we advanced our nuclear fuel technology. We achieved several critical milestones that position us strongly for the future, including successful co-extrusion demonstration at Idaho National Laboratory in February, completing the final experiment design review in June for our upcoming irradiation testing in the Advanced Test Reactor, and, most recently, successful fabrication of enriched uranium-zirconium alloy coupon samples that will undergo irradiation testing.”

“The political environment has become increasingly favorable for nuclear energy, with President Trump’s nuclear energy Executive Orders in May including a focus on power uprates and federal support for advanced nuclear technologies. Our inclusion in the Russell 2000® and Russell 3000® Indexes validates our progress and enhances our visibility among institutional investors. As we look ahead, we are well-positioned to benefit from the Fission Accelerated Steady-state Testing (FAST) method at Idaho National Laboratory, which we expect will expedite our irradiation testing timeline, and we remain on track to generate the critical performance data needed to support our regulatory licensing efforts and commercial deployment of Lightbridge Fuel,” concluded Mr. Grae.

Larry Goldman, Chief Financial Officer of Lightbridge Corporation, commented, “we ended the second quarter of 2025 with a strong financial position, including $97.9 million in cash and cash equivalents and $97.2 million in working capital as of June 30, 2025. We believe this capital base positions us well to support our fuel development activities and provides us with the financial flexibility to pursue our strategic objectives.”

Financial Highlights

Working capital was $97.2 million at June 30, 2025, compared to $39.9 million at December 31, 2024.

Cash Flows Summary

Cash and cash equivalents were $97.9 million, compared to $40.0 million at December 31, 2024, an increase of $57.9 million for the six months ended June 30, 2025, consisting of the following:

•	Cash used in operating activities for the six months ended June 30, 2025, was $5.6 million, an increase of $1.9 million compared to $3.7 million for the six months ended June 30, 2024. The increase was primarily due to increased spending on research and development (R&D) and general and administrative expenses.

•	Cash provided by financing activities for the six months ended June 30, 2025, was $63.5 million, an increase of $61.3 million compared to $2.2 million for the six months ended June 30, 2024. This increase was primarily due to an increase in the net proceeds received from the issuance of common stock under our at-the-market facility of $60.9 million and net proceeds from the exercise of stock options of $0.6 million, partially offset by an increase in net share settlement of equity awards for the payment of withholding taxes of $0.2 million.

Balance Sheet Summary

Total assets were $99.0 million and total liabilities were $1.2 million at June 30, 2025.

•	Stockholders’ equity was $97.8 million at June 30, 2025, as compared to $40.5 million at December 31, 2024.

Second Quarter 2025 Operations Summary

•	General and administrative expenses amounted to $2.5 million for the second quarter ended June 30, 2025, compared to $1.8 million for the second quarter ended June 30, 2024. The increase of $0.7 million was primarily due to an increase in IT services fees of $0.1 million, an increase in subscription expense of $0.1 million, an increase in professional fees of $0.3 million, and an increase in stock-based compensation of $0.2 million.

•

Lightbridge’s total R&D expenses amounted to $1.6 million for the second quarter ended June 30, 2025, compared to $0.9 million for the second quarter ended June 30, 2024, an increase of $0.7 million. This increase was due to the increase in R&D activities related to the development of Lightbridge Fuel. This increase primarily consisted of an increase in Idaho National Laboratories (INL) project labor costs of $0.5 million, an increase in allocated employee compensation and stock-based compensation expenses of $0.1 million and an increase of other R&D expenses of $0.2 million offset by a decrease in R&D expenses related to the Romania feasibility study of $0.1 million, which study was completed in 2024.

•	Total other income was $0.6 million for the second quarter ended June 30, 2025, compared to $0.3 million for the second quarter ended June 30, 2024. Other income consisted of interest income earned from the purchase of treasury bills and our bank savings account.

•	Net loss was $3.5 million for the second quarter ended June 30, 2025, compared to $2.4 million for the second quarter ended June 30, 2024.

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The Six Months Ended June 30, 2025 - Operations Summary

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General and administrative expenses amounted to $6.0 million for the six months ended June 30, 2025, compared to $4.0 million for the six months ended June 30, 2024. The increase of $2.0 million was primarily due to an increase in consulting fees of $0.1 million, an increase in IT services fees of $0.1 million, an increase in professional fees of $0.7 million, an increase in employee compensation and employee benefits of $0.2 million, and an increase in stock-based compensation of $0.9 million primarily due to the accelerated vesting of restricted stock awards issued to a former employee of $0.5 million.

•

Lightbridge’s total R&D expenses amounted to $3.3 million for the six months ended June 30, 2025, compared to $1.9 million for the six months ended June 30, 2024, an increase of $1.4 million. This increase primarily consisted of an increase in INL project labor costs of $0.9 million, an increase in allocated employee compensation and stock-based compensation expenses of $0.7 million, and an increase in IT services fees of $0.1 million, partially offset by a decrease in R&D expenses related to the Romania feasibility study and Centrus Energy FEED study of $0.3 million, both of which studies were completed in 2024.

•

Total other income was $1.0 million for the six months ended June 30, 2025, compared to $0.7 million for the six months ended June 30, 2024. Other income consisted of interest income earned from the purchase of treasury bills and our bank savings account.

•	Net loss was $8.3 million for the six months ended June 30, 2025, compared to $5.2 million for the six months ended June 30, 2024.

CONFERENCE CALL & AUDIO WEBCAST

Lightbridge will host a conference call on Tuesday, August 12, at 4:00 p.m. ET to discuss the Company’s financial results and provide an update on its fuel development activities. The conference call will be led by Seth Grae, President & Chief Executive Officer, with other Lightbridge executives available to answer questions.

To access the call by phone, please register using this link (registration link), and you will be provided with dial-in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes before the scheduled start time. The webcast can be accessed at the following link (webcast).

A webcast replay will also be available for a limited time at the following link (webcast replay).

About Lightbridge Corporation

Lightbridge Corporation (NASDAQ: LTBR) is focused on developing advanced nuclear fuel technology essential for delivering abundant, zero-emission, clean energy and providing energy security to the world. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for existing light water reactors and pressurized heavy water reactors, significantly enhancing reactor safety, economics, and proliferation resistance. The Company is also developing Lightbridge Fuel for new small modular reactors (SMRs) to bring the same benefits plus load-following with renewables on a zero-carbon electric grid.

Lightbridge has entered into two long-term framework agreements with Battelle Energy Alliance LLC, the United States Department of Energy’s operating contractor for Idaho National Laboratory, the United States' lead nuclear energy research and development laboratory. DOE’s Gateway for Accelerated Innovation in Nuclear program has twice awarded Lightbridge to support the development of Lightbridge Fuel over the past several years. Lightbridge is participating in two university-led studies through the DOE Nuclear Energy University Program at Massachusetts Institute of Technology and Texas A&M University. An extensive worldwide patent portfolio backs Lightbridge’s innovative fuel technology. Lightbridge is included in the Russell 2000® Index and the Russell 3000® Index. For more information, please visit www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at https://www.ltbridge.com/investors/news-events/email-alerts

Lightbridge is on YouTube. Subscribe to access past demonstrations, interviews, and other video content at https://www.youtube.com/@lightbridgecorporation

Lightbridge is on X (formerly Twitter). Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

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Forward Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: Lightbridge’s ability to commercialize its nuclear fuel technology; the degree of market adoption of Lightbridge’s product and service offerings; Lightbridge’s ability to fund general corporate overhead and outside research and development costs; market competition; our ability to attract and retain qualified employees; dependence on strategic partners; demand for fuel for nuclear reactors; Lightbridge’s ability to manage its business effectively in a rapidly evolving market; the availability of nuclear test reactors and the risks associated with unexpected changes in Lightbridge’s fuel development timeline; the increased costs associated with metallization of Lightbridge’s nuclear fuel; public perception of nuclear energy generally; changes in the political environment; risks associated with war in Europe; changes in the laws, rules and regulations governing Lightbridge’s business; development and utilization of, and challenges to, Lightbridge’s intellectual property; risks associated with potential shareholder activism; potential and contingent liabilities; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission (the “SEC”). Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in its other filings with the SEC, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Statements”, all of which are available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Matthew Abenante, IRC

Director of Investor Relations

Tel: +1 (347) 947-2093

ir@ltbridge.com

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2025	2024
ASSETS
Current Assets
Cash and cash equivalents	$97,901,357	$39,990,827
Prepaid expenses and other current assets	460,913	324,378
Total Current Assets	98,362,270	40,315,205
Other Assets
Prepaid project costs and other long-term assets	491,719	528,805
Trademarks	114,981	108,865
Total Assets	$98,968,970	$40,952,875
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,194,377	$424,585
Total Current Liabilities	1,194,377	424,585

Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares, No shares issued and outstanding at June 30, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value, 100,000,000 authorized, 25,545,488 shares and 18,783,912 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	25,545	18,784
Additional paid-in capital	270,225,336	204,694,348
Accumulated deficit	(172,476,288)	(164,184,842)
Total Stockholders’ Equity	97,774,593	40,528,290
Total Liabilities and Stockholders’ Equity	$98,968,970	$40,952,875

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Operating Expenses
General and administrative	$2,502,637	$1,792,613	$5,982,647	$3,950,358
Research and development	1,639,864	909,612	3,305,777	1,933,435
Total Operating Expenses	4,142,501	2,702,225	9,288,424	5,883,793

Operating Loss	(4,142,501)	(2,702,225)	(9,288,424)	(5,883,793)

Other Income
Interest income	622,067	327,591	996,978	689,575
Total Other Income	622,067	327,591	996,978	689,575

Net Loss Before Income Taxes	(3,520,434)	(2,374,634)	(8,291,446)	(5,194,218)
Income taxes	—	—	—	—
Net Loss	$(3,520,434)	$(2,374,634)	$(8,291,446)	$(5,194,218)

Net Loss Per Common Share
Basic and diluted	$(0.16)	$(0.17)	$(0.40)	$(0.38)

Weighted Average Number of Common Shares Outstanding	22,257,221	13,930,032	20,909,752	13,710,993

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2025	2024
Operating Activities
Net loss	$(8,291,446)	$(5,194,218)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	2,106,073	856,120

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(226,535)	(95,605)
Prepaid project costs and other long-term assets	37,086	6,750
Accounts payable and accrued liabilities	769,792	701,506
Net Cash Used in Operating Activities	(5,605,030)	(3,725,447)

Investing Activities
Trademarks	(6,116)	—
Net Cash Used in Investing Activities	(6,116)	—

Financing Activities
Net proceeds from the issuances of common stock	63,122,922	2,204,623
Net proceeds from the exercise of stock options	633,375	—
Payments for taxes related to net share settlement of equity awards	(234,621)	(10,582)
Net Cash Provided by Financing Activities	63,521,676	2,194,041

Net Increase (Decrease) in Cash and Cash Equivalents	57,910,530	(1,531,406)
Cash and Cash Equivalents, Beginning of Period	39,990,827	28,598,445
Cash and Cash Equivalents, End of Period	$97,901,357	$27,067,039

Supplemental Disclosure of Cash Flow Information
Cash paid during the period:
Interest paid	$—	$—
Income taxes paid	$—	$—
Non-Cash Financing Activities:
Payment of accrued liabilities with common stock	$15,000	$15,000

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